Exhibit 4.1

Execution Copy

AMENDMENT NO. 1 TO

UNSECURED CUSTOMER REFUNDABLE DEPOSIT AGREEMENT

This AMENDMENT NO. 1 TO UNSECURED CUSTOMER REFUNDABLE DEPOSIT AGREEMENT (this “Amendment”) is executed on October 15, 2024, by and between WOLFSPEED, INC., a North Carolina corporation (the “Borrower”) and RENESAS ELECTRONICS AMERICA INC., a California corporation (the “Lender”). Capitalized terms used herein without definition shall have the same meanings as set forth in the CRDA (as defined herein).

R E C I T A L S

WHEREAS, the Borrower and the Lender are parties to that certain Unsecured Customer Refundable Deposit Agreement, dated as of July 5, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing CRDA”; and as the same may be amended, restated, amended and restated, supplemented or otherwise modified pursuant to the terms of this Amendment, the “CRDA”).

WHEREAS, in accordance with Section 10.01 of the Existing CRDA, the parties hereto desire to amend the Existing CRDA, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Existing CRDA. Effective as of the Amendment Effective Date (as defined below) and subject to the terms and conditions set forth herein, the Existing CRDA is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the CRDA attached as Exhibit A hereto.

2. Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction or waiver of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Amendment Effective Date”):

(a) Execution. The parties hereto shall have received a counterpart signature page of this Amendment duly executed by each of the Borrower and the Lender.

(b) Representations and Warranties. Each of the representations and warranties set forth in Section 3 below shall be true and correct in all respects.

(c) Default. As of the date hereof, no event shall have occurred and be continuing or would result from the effectiveness of this Amendment or the consummation of the transactions contemplated hereunder that would constitute an Event of Default or a Default.

3. Representations. The Borrower represents and warrants to the Lender that as of the date of this Amendment: (a) this Amendment has been duly authorized, executed, and delivered by the Borrower; (b) the execution, delivery, and performance by the Borrower of this Amendment (i) are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, (ii) require no action, consent, exemption or other approval of, by, or in respect of, or filing or registration with, any Governmental Authority (except such as has been obtained), (iii) do not contravene, or constitute a default under, (1) any provision of applicable law, statute, rule or regulation applicable to the Borrower, (2)

the certificate of incorporation and the bylaws of the Borrower, (3) the Senior Notes or (4) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, except in the case of clauses (iii)(1) and this (iii)(4) as would not reasonably be expected to have a Material Adverse Effect and (iv) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than Liens permitted by Section 7.01 of the CRDA; (c) this Amendment constitutes a legal, valid and binding agreement of the Borrower, and when this Amendment is executed, the CRDA is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights, by equitable principles (regardless of whether enforcement is sought in equity or at law), and by any general principles of law limiting its obligations which are specifically referred to in any legal opinion that was delivered on the Closing Date pursuant to Section 4.01(a)(v) of the Existing CRDA; (d) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (e) all representations and warranties made by the Borrower in this Amendment and in the CRDA are true and correct in all material respects (without duplication of any materiality qualifiers set forth in such representations and warranties) except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth in such representations and warranties) as of such earlier date.

4. Ratification. The Borrower ratifies and confirms all provisions of the Loan Documents as amended by this Amendment.

5. Reference and Effect on the Existing CRDA.

(a) On and after the Amendment Effective Date, each reference in the Existing CRDA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Existing CRDA, and each reference in the other Loan Documents to the “Unsecured Customer Refundable Deposit Agreement,” “thereunder,” “thereof” or words of like import referring to the Existing CRDA shall mean and be a reference to the Existing CRDA as amended by this Amendment, as the same may hereafter be further amended, restated, supplemented or otherwise modified from time to time.

(b) Except as specifically modified by this Amendment, the Existing CRDA and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and performance of this Amendment shall not, except as expressly set forth in this Amendment, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Lender under the Existing CRDA or any of the other Loan Documents.

(d) This Amendment shall constitute a “Loan Document”.

7. Continued Effect. Except to the extent amended hereby, all terms, provisions and conditions of the Existing CRDA and the other Loan Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

8. Miscellaneous. Unless stated otherwise (a) headings and captions may not be construed in interpreting provisions, (b) this Amendment shall be subject to the provisions regarding governing law, waiver of venue, service of process and waiver of jury trial set forth in Sections 10.17 and 10.19 of the CRDA, and such provisions are incorporated herein by this reference, mutatis mutandis, (c) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, (d) this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and (e) delivery of executed counterpart of a signature page of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment.

9. Entireties. THE EXISTING CRDA AS AMENDED BY THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES ABOUT THE SUBJECT MATTER OF THE EXISTING CRDA AS AMENDED BY THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10. Parties. This Amendment binds and inures to the Borrower, and the Lender, and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WOLFSPEED, INC.,
a North Carolina corporation, as the Borrower

By:	/s/ Gregg Lowe

Name:	Gregg Lowe
Title:	President and Chief Executive Officer

RENESAS ELECTRONICS AMERICA INC., a California corporation, as the Lender

By:	/s/ Shuhei Shinkai

Name:	Shuhei Shinkai
Title:	Authorized Signatory, and Senior Vice President and CFO of Renesas Electronics Corporation

[Signature Page to Amendment No. 1 to CRDA]

Exhibit A

CRDA

[See attached]

Execution ~~Version~~Copy

EXHBIT A TO AMENDMENT NO. 1

$2,000,000,000

UNSECURED CUSTOMER REFUNDABLE DEPOSIT AGREEMENT

(as amended by Amendment No. 1 to Unsecured Customer Refundable Deposit Agreement, dated as of October 15, 2024)

dated as of July 5, 2023

between

WOLFSPEED, INC.,

as the Borrower,

and

RENESAS ELECTRONICS AMERICA INC.,

as the Lender

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		~~1~~4

1.01	Defined Terms	~~1~~4
1.02	Other Interpretive Provisions	~~18~~22
1.03	Accounting Terms	~~19~~22
1.04	Rounding	~~19~~23
1.05	References to Agreements and Laws	~~19~~23
1.06	Times of Day	~~20~~23
1.07	Divisions	~~20~~23

Article II THE LOANS		~~20~~23

2.01	Loans	~~20~~23
2.02	Loan Notice	~~20~~24
2.03	[Reserved]	~~20~~24
2.04	Termination or Reduction of Commitments	~~20~~24
2.05	Prepayments	~~21~~24
2.06	Applicable Repayment Price	~~21~~25
2.07	Repayment of Loans	~~22~~26
2.08	Interest	~~22~~26
2.09	[Reserved]	~~23~~27
2.10	Computation of Interest	~~23~~27
2.11	Evidence of Debt	~~23~~27
2.12	Payments	~~23~~27

Article III TAXES		~~23~~27

3.01	Taxes	~~23~~27

Article IV CONDITIONS PRECEDENT TO CLOSING DATE		~~24~~28

4.01	Conditions of Closing Date	~~24~~28
4.02	Conditions to Borrowing of Additional Loans	~~25~~29

Article V REPRESENTATIONS AND WARRANTIES		~~25~~29

5.01	Corporate Existence and Power	~~25~~29
5.02	Corporate and Governmental Authorization; Receipt of Regulatory Approvals; No Contravention	~~26~~29
5.03	Binding Effect	~~26~~30
5.04	Financial Information	~~26~~30
5.05	Litigation	~~26~~30
5.06	Compliance with ERISA	~~26~~30
5.07	Environmental Matters	~~27~~31
5.08	Taxes	~~27~~31
5.09	[Reserved]	~~27~~31
5.10	Regulatory Restrictions ~~on Loans~~; Margin Regulations	~~27~~31
5.11	Full Disclosure	~~27~~31
5.12	Anti-Money Laundering/International Trade Law Compliance	~~28~~32

5.13	Compliance with FCPA	~~28~~32
5.14	[Reserved]	~~29~~32
5.15	[Reserved]	~~29~~33
5.16	Solvency	~~29~~33
5.17	Title to Property	~~29~~33
5.18	Compliance with Laws	~~29~~33

Article VI		~~29~~

AFFIRMATIVE COVENANTS		~~29~~33

6.01	Information	~~29~~33
6.02	Payment of Taxes	~~31~~35
6.03	Maintenance of Property; Insurance	~~31~~35
6.04	Conduct of Business and Maintenance of Existence	~~32~~36
6.05	Compliance with Laws	~~32~~36
6.06	Inspection of Books and Records	~~32~~36
6.07	Use of Proceeds	~~32~~36
6.08	Covenant to Guarantee Obligations	~~32~~36
6.09	Anti-Money Laundering/International Trade Law Compliance	~~33~~36
6.10	Notices of Defaults	~~33~~37

Article VII NEGATIVE COVENANTS		~~33~~37

7.01	Liens	~~33~~37
7.02	[Reserved]	~~36~~40
7.03	[Reserved]	~~36~~40
7.04	[Reserved]	~~36~~40
7.05	Limitations on Mergers and Consolidations	~~36~~40
7.06	Change in Nature of Business	~~37~~41
7.07	Use of Proceeds	~~37~~41
7.08	Debt	~~37~~41
7.09	Transactions with Affiliates	~~41~~45

Article VIII EVENTS OF DEFAULT AND REMEDIES		~~42~~46

8.01	Events of Default	~~42~~46
8.02	Remedies Upon Event of Default	~~44~~48
8.03	Application of Funds	~~44~~48

Article IX [RESERVED]		~~45~~49

Article X MISCELLANEOUS		~~45~~49

10.01	Amendments, Etc.	~~45~~49
10.02	Notices; Effectiveness; Electronic Communication	~~45~~49
10.03	No Waiver; Cumulative Remedies	~~46~~50
10.04	Register	~~46~~50
10.05	Indemnification; Damage Waiver	~~46~~50
10.06	[Reserved]	~~47~~51
10.07	Successors and Assigns	~~47~~51

ii

10.08	Confidentiality	~~47~~51
10.09	[Reserved]	~~48~~52
10.10	Interest Rate Limitation	~~48~~52
10.11	Counterparts	~~48~~52
10.12	Integration	~~48~~52
10.13	Survival of Representations and Warranties	~~49~~53
10.14	Severability	~~49~~53
10.15	[Reserved]	~~49~~53
10.16	[Reserved]	~~49~~53
10.17	Governing Law	~~49~~53
10.18	No Advisory or Fiduciary Responsibility	~~50~~54
10.19	Waiver of Right to Trial by Jury	~~50~~54
10.20	[Reserved]	~~50~~54
10.21	ENTIRE AGREEMENT	~~51~~55

SCHEDULES

1.01	Immaterial Subsidiaries
7.01	Existing Liens
7.08	Existing Debt
10.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate

iii

UNSECURED CUSTOMER REFUNDABLE DEPOSIT AGREEMENT

This UNSECURED CUSTOMER REFUNDABLE DEPOSIT AGREEMENT (as amended by Amendment No. 1, this “Agreement”) is entered into as of July 5, 2023, between WOLFSPEED, INC., a North Carolina corporation (the “Borrower”) and RENESAS ELECTRONICS AMERICA INC., a California corporation (the “Lender”).

The Borrower has requested that the Lender make term loans to the Borrower from time to time in an aggregate principal amount of $2,000,000,000, consisting of a $1,000,000,000 Initial Loan made on the Initial Borrowing Date and up to $1,000,000,000 of Additional Loans made after the Initial Borrowing Date in accordance with the terms hereof.

The Lender has agreed to make the Loans to the Borrower on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2026 Convertible Notes” means those certain 1.75% Convertible Senior Notes due 2026, issued by the Borrower pursuant to that certain Indenture, dated as of April 21, 2020, by and between the Borrower and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association).

“2029 Convertible Notes” means those certain 1.875% Convertible Senior Notes due 2029, issued by the Borrower pursuant to that certain Indenture, dated as of November 21, 2022, by and between the Borrower and U.S. Bank Trust Company, National Association.

“Additional Loans” has the meaning set forth in Section 2.01.

“Additional Loan Cap” has the meaning set forth in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amendment No. 1” means that certain Amendment No. 1 to Unsecured Customer Refundable Deposit Agreement, dated as of the Amendment No. 1 Effective Date, between the Borrower and the Lender.

“Amendment No. 1 Effective Date” means October 15, 2024.

“Anti-Corruption Laws” means any Requirement of Law related to bribery or anti-corruption, including the United States Foreign Corrupt Practices Act of 1977, as now and hereafter in effect, or any successor statute.

“Anti-Terrorism Laws” means any Requirement of Law related to money laundering or financing terrorism, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended), Executive Order 13224 (effective September 24, 2001) and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), in each case, as now and hereafter in effect, or any successor regulations.

“Applicable Repayment Price Trigger Event” has the meaning specified in Section 2.05(b).

“Applicable Rate” means (a) with respect to the Loans (other than the amounts comprising the December 2024 PIK Interest Amount and the June 2025 PIK Interest Amount), a rate per annum equal to 6.0%; provided that (~~a~~i) during the continuance of a Supplier Material Supply Shortage (as defined in the Wafer Supply Agreement), such rate shall be 10.0% per annum and (~~b~~ii) during the continuance of a Supplier Critical Supply Shortage (as defined in the Wafer Supply Agreement), such rate shall be 15.0% per annum (of which a portion up to 5.0% of which may, at Borrower’s election (such portion elected by the Borrower, the “Supplier PIK Interest”), be payable by adding the amount of such PIK Interest due on the applicable Interest Payment Date to the then outstanding principal amount of the Loan) and (b) with respect to the Loans comprising the December 2024 PIK Interest Amount and the June 2025 PIK Interest Amount, a rate per annum equal to 15.0%.

“Applicable Repayment Price” means, as of any applicable date: (a) if such applicable date occurs on or before the first (1st) anniversary of the Closing Date, 114.0% of the principal amount of Loans so prepaid, plus accrued and unpaid interest to, but excluding, the date of prepayment, (b) if such applicable date occurs after the first (1st) anniversary of the Closing Date and on or before the second (2nd) anniversary of the Closing Date, 113.0% of the principal amount of Loans so prepaid, plus accrued and unpaid interest to, but excluding, the date of prepayment, (c) if such applicable date occurs after the second (2nd) anniversary of the Closing Date and on or before the third (3rd) anniversary of the Closing Date, 112.0% of the principal amount of Loans so prepaid, plus accrued and unpaid interest to, but excluding, the date of prepayment, (d) if such applicable date occurs after the third (3rd) anniversary of the Closing Date and on or before the fourth (4th) anniversary of the Closing Date, 110.0% of the principal amount of Loans so prepaid, plus accrued and unpaid interest to, but excluding, the date of prepayment, (e) if such applicable date occurs after the fourth (4th) anniversary of the Closing Date and on or before the fifth (5th) anniversary of the Closing Date, 109.0% of the principal amount of Loans so prepaid, plus accrued and unpaid interest to, but excluding, the date of prepayment or (f) if such applicable date occurs after the fifth (5th) anniversary of the Closing Date, 106.0% of the principal amount of Loans so prepaid, plus accrued and unpaid interest to, but excluding, the date of prepayment. For the avoidance of doubt, the principal amount of Loans so prepaid shall include any PIK Interest added to the principal amount from time to time in accordance with this Agreement.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 26, 2022, and the related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, including the notes thereto.

“Authorizations” means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as codified as 11 U.S.C. Section 101 et seq., as amended, and any successor statute of similar import, in each case as in effect from time to time.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of Loans hereunder.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks in New York City or the State of California in the United States or Tokyo, Japan are authorized or required by law to be closed.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Borrower or its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as capital lease or finance lease obligations and were subsequently recharacterized as capital lease or finance lease obligations or, in the case of a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as capital lease or finance obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease or finance lease obligations but would not have been required to be treated as capital lease or finance lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Debt.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than equity interests (or equity interests and indebtedness) of one or more Subsidiaries of the Borrower that are “controlled foreign corporations,” as defined in Section 957 of the Code, or other CFC Holdcos.

“Change of Control” means

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Borrower, its Wholly Owned Subsidiaries and the employee benefit plans of the Borrower and its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity interests of the Borrower representing more than 50% of the voting power of the common equity interests of the Borrower;

(b) the Borrower shall have sold all or substantially all of the assets of its entire business or all or substantially all of the assets of its business of producing silicon carbide bare wafers and epitaxial wafers; or

(c) the stockholders of the Borrower have adopted a plan or proposal of dissolution.

Notwithstanding the foregoing, no person or group shall be deemed to have beneficial ownership of voting equity securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.

“CHIPS Act” means Title XCIX — Creating Helpful Incentives to Produce Semiconductors for America of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021 (Pub. L. 116-283) (15 U.S.C. 4651 et seq), as amended by the CHIPS Act of 2022 (Division A of Pub. L. 117-167).

“CHIPS Act Funding” means any disbursements pursuant to governmental grants or awards under the CHIPS Act provided by the United States Department of Commerce, the CHIPS Program Office or any other Governmental Authority of the United States.

“CHIPS Program Office” means United States Department of Commerce, CHIPS Program Office within the National Institute of Standards and Technology.

“Closing Date” means July 5, 2023.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, collectively, the Lender’s obligation to make the Initial Loan and the Additional Loans hereunder.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, in each case for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (other than amounts specifically excluded from Consolidated Net Income under clauses (a) through (c) of the definition of Consolidated Net Income): (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, (iv) all non-recurring expenses and charges which do not represent a cash item in such period, (v) expenses in connection with the issuance of stock options or other equity as compensation to employees and/or management of the Borrower or any Subsidiary, (vi) costs and expenses, in an amount not to exceed $5,000,000 in the aggregate during any four (4) fiscal quarter period, incurred in connection with any investment, acquisition, asset disposition, equity issuance or incurrence, payment, prepayment, refinancing, modification or redemption of Debt (including fees and expenses related to this Agreement and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated) and (vii) all adjustments used in the calculation of non-GAAP net loss by the Borrower as reported in its filings with the SEC for the relevant period, minus (b) to the extent included in calculating Consolidated Net Income, (i) all non-recurring, non-cash items increasing net income for such period and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, plus (or minus) (c) non-cash losses (or gains) arising from the impact of mark-to-market valuation of the Borrower’s and its Subsidiaries’ investment in Lextar Electronics Corporation.

In addition, for the purposes of calculating “Consolidated EBITDA” for any four fiscal quarter period (a) if the Borrower or any Subsidiary has acquired any assets or another Person as a Subsidiary (including through the purchase or other acquisition of additional ownership interests in such Person resulting in such Person becoming a Subsidiary) during the relevant period, Consolidated EBITDA shall be calculated after giving pro forma effect thereto, as if such acquisition had occurred on the first day of the relevant period for determining Consolidated EBITDA and (b) if the Borrower’s or any Subsidiary’s operations constitute disposed, abandoned or discontinued operations, in accordance with GAAP, such disposed, abandoned or discontinued operations, as applicable, shall be excluded from the calculation of Consolidated EBITDA and not given effect in determining Consolidated EBITDA. Any such calculations in accordance with the prior sentence shall be made in good faith by the chief financial officer, treasurer, chief accounting officer or other Responsible Officer with financial or accounting responsibility.

“Consolidated Interest Expense” means, with respect to any person for any period, all interest expense, including the amortization of debt discount and premium, the amortization or expensing of all fees and expenses payable in connection with the incurrence of indebtedness, the interest component under Capitalized Lease Obligations, capitalized interest and net payments and receipts (if any) pursuant to interest rate Swap Contracts, in each case, of such person and its subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Funded Debt” means, at any date, without duplication, the outstanding principal amount of all Debt of the Borrower and its Subsidiaries of the type described in clause (a) of the definition thereof (as determined, for the avoidance of doubt, giving effect to the last sentence thereof).

“Consolidated Net Funded Debt” means, at any date (a) Consolidated Funded Debt on such date minus (b) the aggregate amount of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries that would be shown on a consolidated balance sheet of the Borrower and its Subsidiaries on such date prepared in accordance with GAAP.

“Consolidated Net Income” means with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis determined in accordance with GAAP, but excluding:

(1) extraordinary gains or losses;

(2) net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary thereof has an ownership interest unless such net earnings shall have actually been received by the Borrower or its Subsidiaries in the form of cash distributions;

(3) any gain or loss from dispositions not in the ordinary course of business during such period; and

(4) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b).

“Consolidated Total Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Net Funded Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means, collectively, (a) the 2029 Convertible Notes, (b) those certain 0.25% Convertible Senior Notes due 2028, issued by the Borrower pursuant to that certain Indenture, dated as of February 3, 2022, by and between the Borrower and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), (c) the 2026 Convertible Notes, and (d) any other debt securities issued by the Borrower from time to time permitted to be incurred under the terms of this Agreement that are convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock).

“Debt” means, as to any Person at a particular time, if and to the extent (other than with respect to clause (g)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication:

(a) (i) all obligations of such Person for borrowed money and (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) (i) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial) and (ii) the principal component of all obligations of such Person in respect of bankers’ acceptances;

(c) all obligations of such Person (i) under conditional sale or other title retention agreements relating to property or assets purchased by such person and (ii) issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course);

(d) all Capitalized Lease Obligations of such Person;

(e) all net payments that such person would have to make in the event of an early termination, on the date debt of such person is being determined in respect of outstanding Swap Contracts; ~~and~~

(f) all Guarantees of such Person in respect of any of the foregoing; and

(g) CHIPS Act Fundings.

For all purposes hereof, the Debt of the Borrower and its Subsidiaries shall include the Debt of any partnership in which the Borrower or any Subsidiary of the Borrower is a general partner, other than to the extent that the instrument or agreement evidencing such Debt limits the liability of the Borrower or such Subsidiary, as applicable, in respect thereof. Notwithstanding the foregoing, Debt of the Borrower and its Subsidiaries will be deemed not to include (i) (A) trade and other ordinary course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations (to the extent permitted hereunder) until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) obligations in respect of Third Party Funds incurred in the ordinary course of business, (F) in the case of the Borrower and its Subsidiaries, intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, in each case, in the ordinary course of business, (G) completion guarantees or (H) any Permitted Warrant Transaction.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, scheme of arrangement, restructuring, restructuring plan or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“December 2024 PIK Interest Amount” has the meaning assigned to it in Section 2.08(b).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Applicable Rate plus (b) 2% per annum, to the fullest extent permitted by applicable Laws.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws” means any and all applicable laws (including federal, state, local, and foreign statutes and common law), regulations, ordinances, rules, judgments, orders, decrees, Authorizations, concessions, grants or other legally binding governmental restrictions or requirements, promulgated or entered into by or with any Governmental Authority, regulating or relating to pollution, the protection of the environment or the Release of Hazardous Substances into the environment, preservation of natural resources (such as flora and fauna), including those regulating the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Substance, air emissions, discharges to wastewater treatment systems or public sewers or to public or employee health and safety matters (solely to the extent relating to human exposure to Hazardous Substances).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Event of Default” means any of the events described in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary that is a CFC Holdco, (c) any direct or indirect Subsidiary of a Foreign Subsidiary, (d) any special purpose entity, (e) Immaterial Subsidiaries, (f) any Subsidiary that is prohibited by Law or contractual obligation (to the extent such prohibition exists on the Closing Date or at the time of acquisition of such Subsidiary (or is a renewal or replacement thereof); provided that in each case, such prohibition or restriction was not entered into or created in contemplation hereof and only for so long as such prohibition or restriction exists) from providing a Guarantee of the Obligations, (g) not-for-profit Subsidiaries and political action committees, (h) any Subsidiary for which providing a Guarantee of the Obligations would require consent, approval, license or authorization from any Governmental Authority (unless such consent, approval, license or authorization has been received and is in effect), (i) any other Subsidiary with respect to which the providing of a Guarantee of the Obligations could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary as determined in good faith by the Borrower, (j) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower and (k) any other Subsidiary to the extent the Lender and the Borrower mutually determine the cost or other consequences of providing a Guarantee are excessive in view of the benefits to be obtained by the Lender therefrom.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grant Financing” means any Debt secured solely by (a) one or more grants provided by a Governmental Authority with respect to assets of the Borrower or its Subsidiaries located at, or used in the opening of the Saarland Facility, (b) the campus, facility, project or other development being financed with the proceeds of such grants and/or (c) and immaterial incidental assets related to the foregoing.

“Group Members” means, collectively, the Borrower and its Subsidiaries, and “Group Member” means any of the foregoing.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means a guarantee in a form and substance reasonably acceptable to the Lender and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantor” means, at any time, a Wholly Owned Subsidiary of the Borrower (other than an Excluded Subsidiary) which (a) is then guaranteeing the Obligations hereunder pursuant to the Guarantee Agreement and (b) for which the Borrower has delivered documents similar to those set forth in Sections 4.01(a)(iii) and 4.01(a)(v), in each case, as required by Section 6.08.

“Hazardous Substances” means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law or the Release of which could give rise to liability under any applicable Environmental Law, including, without limitation, all explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous or dangerous properties or characteristics.

“Immaterial Subsidiary” means any Subsidiary of the Borrower (i) whose individual revenue constitutes less than 5.0% of the total revenue of the Group Members taken as a whole, and in the aggregate with all other Immaterial Subsidiaries constitutes less than 10.0% of the total revenue of the Group Members taken as a whole and (ii) whose individual total assets constitutes less than 5.0% of the Consolidated Total Assets of the Group Members taken as a whole, and in the aggregate with all other Immaterial Subsidiaries constitutes less than 10.0% of the Consolidated Total Assets of the Group Members taken as a whole; provided, further, that the Borrower may elect in its sole discretion to exclude from classification as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Borrowing Date” means the Business Day set forth for the Borrowing of the Initial Loan in the Loan Notice with respect to the Initial Loan delivered by the Borrower to the Lender in accordance with Section 2.02, which Business Day shall be at least five (5) Business Days after the Closing Date (such date of the borrowing of the Initial Loan, the “Funding Date”).

“Initial Loan” has the meaning set forth in Section 2.01.

“Initial Loan Cap” has the meaning set forth in Section 2.01.

“Interest Payment Date” means the last Business Day of each June and December, beginning December 31, 2023, and the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“June 2025 PIK Interest Amount” has the meaning assigned to it in Section 2.08(b).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, Authorizations of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien (statutory or other), or charge (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) each Note, (c) the Guarantee Agreement and (d) any other document executed and delivered by any Obligor that is expressly designated as a Loan Document by its terms.

“Loan Notice” means a Notice of a Loan, which shall be substantially in the form of Exhibit A.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning set forth in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse effect on, the operations, business, assets, properties, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies, taken as a whole, of the Lender under the Loan Documents, or of the ability of the Obligors (taken as a whole) to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the validity or enforceability of this Agreement.

“Material Financial Obligations” means (i) a principal or face amount of Debt (other than (A) Non-Recourse Debt, (B) the Loans, and (C) intercompany indebtedness) or (ii) payment or collateralization obligations in respect of Swap Contracts, in either case, exceeding in the aggregate $75,000,000. For the avoidance of doubt, the Wafer Supply Agreement shall not constitute a Material Financial Obligation under the Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means July 5, 2033.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means, at any time, a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five (5) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five (5) year period.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP.

“Non-Recourse Debt” of any Person means Debt secured by a Lien on one or more assets of such Person, where the rights and remedies of the holder of such Debt in respect of such Debt do not extend to any other assets of such Person (except in the case of customary non-recourse carveouts).

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Initial Loan or the Additional Loans, as applicable, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including reimbursement obligations, fees, indemnities, costs and expenses and interest and fees that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligors” means, collectively, the Borrower and each Guarantor, and “Obligor” means each of the foregoing.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent) or memorandum and articles of association and trading certificate (to the extent such limited liability company is a public company); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges or levies not past due or delinquent for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(b) pledges and deposits and other Liens (i) in connection with the Federal Employers Liability Act, or any other workers’ compensation, unemployment insurance or other social security, retirement benefits, old age pension, public liability obligations or similar legislation, (ii) securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (iii) pursuant to Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Section 7d of the German Social Law Act No. 4 (Sozialgesetzbuch IV) or (iv) to secure (or secure the Lien securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(c) Liens imposed by operation of law, such as landlord’s, carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, suppliers’ and mechanics’ liens and other similar liens, which secure payment of obligations which are not past due or delinquent for more than 60 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens or deposits to secure the performance of bids, trade contracts, leases (other than Capitalized Lease Obligations), governmental contracts, tenders, completion guarantees, statutory obligations, leases, subleases, licenses, sublicenses, statutory obligations, surety, stay, appeal and replevin bonds, performance and return of money bonds indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e) Liens incurred in the ordinary course of business (i) arising solely by virtue of any statutory or common law provision or customary standard terms relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred and not for speculative purposes, (iv) in respect of Third Party Funds, or (v) in favor of credit card companies pursuant to agreements therewith;

(f) Liens securing judgments that do not constitute an Event of Default under Section 8.01(h);

(g) purported Liens evidenced by the filing of Uniform Commercial Code financing statements (and similar instruments under the laws of any other jurisdiction) solely as a precautionary measure in connection with operating leases or other obligations not constituting Debt;

(h) Liens on cash earnest money deposited pursuant to the terms of a letter of intent or purchase agreement to acquire assets used in, or Persons engaged in, the line of business of the Borrower and its Subsidiaries (or any Similar Business), as permitted by this Agreement;

(i) any rights by way of reservation or retention of title which are required by the supplier of any property (including real property) in the normal course of such supplier’s business;

(j) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(k) leases or subleases, licenses or sublicenses (including with respect to intellectual property)

(l) easements, restrictions (including zoning and other land use restrictions), rights-of-way, covenants, licenses, encroachments, protrusions, survey exceptions, servitudes, trackage rights, leases, subleases, special assessments, conditions, restrictions and declarations on or with respect to real property or liens incidental to the conduct of the business of such Person or to the ownership of its real property, servicing agreements, development agreements, site plan agreements and similar encumbrances and title defects or other irregularities that are of a minor nature affecting real property imposed by law or arising in the ordinary course of business and that, in the aggregate, do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(n) customary payment-in-lieu of tax arrangements and other similar structures customary in the applicable jurisdiction in which assets or properties are located;

(o) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(p) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(q) Liens on securities that are the subject of repurchase obligations; and

(r) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business.

“Permitted Liens” shall have the meaning assigned to it in Section 7.01.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means the Supplier PIK Interest, the December 2024 PIK Interest Amount or the June 2025 PIK Interest Amount, as applicable.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Internal Revenue code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Refinanced Debt” has the meaning assigned to it in Section 7.08(x).

“Register” has the meaning assigned to it in Section 10.05.

“Reportable Compliance Event” means that the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Responsible Officer” of a Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement or the other Loan Documents, or any other duly authorized employee or signatory of such Person.

“Release” means, with respect to Hazardous Substances, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Saarland Assets” means (i) any assets of the Borrower or its Subsidiaries located at, or used in, as of the opening of the Saarland Facility, the Saarland Facility and (ii) any additional assets located at, or used in, the Saarland Facility from and after the opening of the Saarland Facility which did not fall into any other definition under this Agreement prior to such movement or use.

“Saarland Facility” means the planned semiconductor device fabrication facility and campus in Saarland, Germany.

“Sanctioned Country” means a country, region or territory that is, or whose government is, the target of any comprehensive Sanctions, including, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means at any time, any Person with whom dealings are restricted or prohibited under any Sanctions, including (a) any Person listed in any Sanctions-related list of designated persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State), or equivalent lists maintained by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any person located or organized in a Sanctioned Country or (c) any person owned fifty (50) percent or more or controlled, directly or indirectly, by any such person described in clause (a) or (b) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union or any of its member states or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Notes” means those certain Senior Secured Notes due 2030, issued by the Borrower pursuant to that certain Indenture, dated as of June 23, 2023, by and between the Borrower and U.S. Bank Trust Company, National Association.

“Senior Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer or treasurer of the Borrower or any of its Subsidiaries.

“Siler City Assets” means (i) any assets of the Borrower or its Subsidiaries located at, or used in, as of the Closing Date, the Siler City Facility and (ii) any additional assets located at, or used in, the Siler City Facility from and after the Closing Date which did not fall into any other definition under this Agreement prior to such movement or use.

“Siler City Facility” means the materials facility and campus in Siler City, North Carolina.

“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted or contemplated by the Borrower and its Subsidiaries on the Closing Date; (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing; or (c) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the present fair saleable value of the property of such Person is greater than the total amount of debts and liabilities, including contingent, direct, or subordinated debts and liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent, direct or subordinated debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person will be able generally to pay its debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property or assets would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein or in any other Loan Document to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplier PIK Interest” has the meaning assigned to it in the definition of “Applicable Rate”.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or 6.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), the Test Period in effect shall be the four fiscal quarter period ended March 26, 2023.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“United States” and “U.S.” mean the United States of America.

“Wafer Supply Agreement” means that certain Wafer Supply Agreement, dated as of the Closing Date, by and between the Borrower and the Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms thereof.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the equity interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by either Obligor pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, assignments and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, assignments and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under North Carolina law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Article II

THE LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to (a) make an initial loan (the “Initial Loan”) in Dollars to the Borrower on the Initial Borrowing Date in an amount equal to $1,000,000,000 (the “Initial Loan Cap”) and (b) at any time on or after January 1, 2024 and until December 31, 2024 (the “Additional Loan Expiration Date”), make additional loans (collectively, the “Additional Loans” and, together with the Initial Loan, collectively, the “Loans”) in Dollars to the Borrower in an aggregate amount not to exceed an additional $1,000,000,000 (as may be reduced from time to time pursuant to Section 2.04, the “Additional Loan Cap”). Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. As of the Amendment No. 1 Effective Date, the aggregate principal amount of the Loans outstanding on the Amendment No. 1 Effective Date equals $2,000,000,000.

2.02 Loan Notice.

(a) Each Borrowing of Loan shall be made upon the Borrower’s delivery to the Lender of an irrevocable written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, which may be delivered via electronic mail. Each such notice must be received by the Lender (i) with respect to the Borrowing of the Initial Loan, not later than 11:00 a.m. five (5) Business Day prior to the Initial Borrowing Date and (ii) with respect to each Borrowing of an Additional Loan (A) in an amount not to exceed $500,000,000, one (1) month (or such shorter time as the Lender may agree in its sole discretion) prior to the date of the Borrowing of such Additional Loan and (B) in an amount greater than $500,000,000, three (3) months (or such shorter time as the Lender may agree) prior to the date of the Borrowing of such Additional Loan. Each Borrowing of an Additional Loan shall be in minimum increments of $500,000,000, or, if less, the remaining amount of the Additional Loan Cap. Each Loan Notice shall specify (x) the requested date of the Loans (which shall be a Business Day) and (y) the principal amount of the Loan being requested.

(b) Following receipt of a Loan Notice, the Lender shall make the amount of such Loan available to the Borrower on the date specified in such Loan Notice, by wire transfer of funds with instructions provided to (and reasonably acceptable to) the Borrower by the Lender.

2.03 [Reserved].

2.04 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Lender, permanently reduce or terminate the unused Commitments for Additional Loans without premium or penalty; provided that such notice may be conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date of such reduction or termination).

(b) Mandatory. The Commitment in respect of the Initial Loan shall be automatically and permanently reduced to $0 upon the Borrowing of the Initial Loan pursuant to Section 2.01. The Commitment in respect of the Additional Loans (i) shall be automatically and permanently reduced by the amount of any Borrowing of Additional Loans, upon the Borrowing of such Additional Loans pursuant to Section 2.01 and (ii) shall be reduced in full on the Additional Loan Expiration Date. For the avoidance of doubt, as of the Amendment No. 1 Effective Date, the Commitment in respect of the Additional Loans shall be $0.00.

2.05 Prepayments.

(a) Optional Prepayments. The Borrower may, upon notice to the Lender in accordance with this Section 2.05(a), at any time or from time to time voluntarily prepay the outstanding Loans in whole or in part in an amount equal to 106.0% of the principal amount of Loans so prepaid (including any PIK Interest that has been added to the principal amount and is being prepaid at such time), plus accrued and unpaid interest to, but excluding, the date of prepayment (or in the case of such a prepayment in connection with, or in contemplation of, an Applicable Repayment Price Trigger Event, at the Applicable Repayment Price at the date of prepayment). Notice of any optional prepayment must be provided by the Borrower to the Lender not later than ten (10) Business Days (or such shorter period as the Lender may agree) prior to the date of such prepayment. Each such notice shall specify the date and amount of such prepayment (except that, a notice of prepayment of all or any part of the outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied). Any prepayment of Loans shall be accompanied by all accrued and unpaid interest thereon.

(b) Mandatory Prepayments. (i) In case of the occurrence of a Change of Control (an “Applicable Repayment Price Trigger Event”), at the election of the Lender, which election shall be delivered to the Borrower in writing, the Borrower shall prepay no later than one hundred eighty (180) days from such demand, the outstanding Loans at a price equal to the Applicable Repayment Price due and payable on the date such payment is due and (ii) upon the occurrence and during the continuance of an Event of Default under Section 8.01(b) as a result of a breach of Section 7.01, 7.05 or 7.08, at the written demand of the Lender, the Borrower shall promptly prepay the outstanding Loans in an amount equal to 106.0% of the principal amount of outstanding Loans so prepaid (including any PIK Interest that has been added to the principal amount and is being prepaid at such time), plus accrued and unpaid interest to, but excluding, the date of prepayment. Any prepayment of outstanding Loans shall be accompanied by all accrued and unpaid interest thereon.

(c) Each repayment or prepayment of the Loans shall be applied ratably to all outstanding Loan amounts, including portions thereof constituting PIK Interest.

2.06 Applicable Repayment Price.

(a) In the event of the occurrence of an Applicable Repayment Price Trigger Event, then in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender or profits lost by the Lender as a result of such Applicable Repayment Price Trigger Event, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender, the Borrower shall prepay the Loans at a price equal to the Applicable Repayment Price, measured as of the date of any such Applicable Repayment Price Trigger Event, as applicable.

(b) THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE REPAYMENT PRICE IN CONNECTION WITH ANY MANDATORY PREPAYMENT UPON AN APPLICABLE REPAYMENT PRICE TRIGGER EVENT.

(c) The Borrower expressly agrees that: (A) the Applicable Repayment Price is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Repayment Price shall be payable notwithstanding the then prevailing market rates at the time the prepayment is made; (C) there has been a course of conduct between the Lender and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Repayment Price; (D) the Borrower and any of its Subsidiaries shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Repayment Price is a material inducement to the Lender to make the Loans from time to time under this Agreement and (F) the Applicable Repayment Price represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lender or profits lost by the Lender as a result of such Applicable Repayment Price Trigger Event.

(d) Nothing contained in this Section 2.06 shall permit any prepayment not otherwise permitted by the terms of this Agreement or any other Loan Document.

2.07 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Loans (including any PIK Interest that has been added to the principal amount) outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof (including any PIK Interest that has been added to the principal amount) at a rate per annum equal to the Applicable Rate.

(b) The Borrower shall pay interest to the Lender on each Interest Payment Date, as otherwise set forth in this Section 2.08 and the definition of “Applicable Rate”; provided that with respect to (i) the Interest Payment Date occurring on the last Business Day of December 2024, the accrued interest payable on the Loans on such Interest Payment Date shall be payable by adding the amount of such interest due on such Interest Payment Date to the then outstanding principal amount of the Loan (the amount of such interest, the “December 2024 PIK Interest Amount”) and (ii) the Interest Payment Date occurring on the last Business Day of June 2025, the accrued interest payable on the Loans on such Interest Payment Date shall be payable by adding the amount of such interest due on such Interest Payment Date to the then outstanding principal amount of the Loan (the amount of such interest, the “June 2025 PIK Interest Amount”).

(c) While any Event of Default under Section 8.01(a) or Section 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Loans ~~hereunder~~ at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.09 [Reserved].

2.10 Computation of Interest. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion thereof is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11 Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be prima facie evidence of the amount of the Loan provided ~~by~~to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. On the Closing Date, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Loans in addition to such accounts or records.

2.12 Payments.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the address or account as the Lender may from time to time notify the Borrower in writing. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) (i) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided however that this subsection (b)(i) shall not be applicable to payments required to be made by the Borrower on the Maturity Date; and (ii) if the Maturity Date is not a Business Day, then any payment to be made by the Borrower on the Maturity Date shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be, unless such Business Day falls in another calendar month, in which case such payment shall be due on the immediately preceding Business Day.

Article III

TAXES

3.01 Taxes.

(a) Withholding. The Lender shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) properly completed and executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding for any Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and any such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(b) Tax Treatment. For the avoidance of doubt, the parties agree that the Loans (i) are treated as debt, and (ii) do not constitute a “contingent payment debt instrument,” in each case, for U.S. federal income tax purposes. The Lender represents it is the beneficial owner of the interest on the Loans for U.S. federal income tax purposes.

Article IV

CONDITIONS PRECEDENT TO CLOSING DATE

4.01 Conditions of Closing Date. The obligation of the Lender to make the Initial Loan on the Funding Date is subject to the satisfaction (or waiver) of the following conditions:

(a) The Lender’s receipt of the following, each of which shall be originals or electronic copies (.pdf or similar) (to the extent requested, followed promptly by originals) unless otherwise specified or agreed by the Lender, each properly executed by a Responsible Officer of the Borrower, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of, or a recent date before, the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i) an executed counterpart of this Agreement;

(ii) a Note executed by the Borrower in favor of the Lender;

(iii) such certificates of resolutions and constitutional documents of the Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents (and specimen signatures of each such Responsible Officer which has signed a Loan Document on behalf of the Borrower);

(iv) an executed counterpart of the Wafer Supply Agreement;

(v) (i) an opinion of Latham & Watkins LLP, special New York counsel to the Borrower, addressed to the Lender, addressing customary issues for a financing of this type and (ii) a capacity opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., special North Carolina counsel to the Borrower, addressing customary issues for a financing of this type, addressed to the Lender;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying as to the matters set forth in clauses (b), (c), and (d) of this Section 4.01; and

(vii) a Loan Notice in accordance with the requirements hereof reflecting a proposed Borrowing on the Funding Date;

(b) Since June 26, 2022, there shall not have been a Material Adverse Effect.

(c) No Default or Event of Default shall have occurred and be continuing.

(d) All of the representations and warranties made by the Borrower hereunder shall be true and correct in all material respects (without duplication of materiality qualifiers set forth in such representations and warranties) on and as of the Closing Date.

4.02 Conditions to Borrowing of Additional Loans. The obligation of the Lender to make Additional Loans to the Borrower is subject to the satisfaction (or waiver) of the following conditions:

(a) The Lender’s receipt of a Loan Notice in accordance with the requirements hereof.

(b) Since the later to occur of (i) June 26, 2022 and (ii) the most recent date for which audited financial statements have been delivered pursuant to Section 6.01(a), there shall not have been a Material Adverse Effect.

(c) No Default or Event of Default shall have occurred and be continuing at the time of, or immediately after giving effect to the making of, such Additional Loan.

(d) All of the representations and warranties made by the Obligors hereunder shall be true and correct in all material respects (without duplication of materiality qualifiers set forth in such representations and warranties) on and as of the date such Additional Loan shall be provided by the Borrower, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (without duplication of materiality qualifiers set forth in such representations and warranties) as of such earlier date).

(e) No Additional Loan shall have been made in the ninety (90) days prior to the date of the proposed Loan set forth in the Loan Notice.

(f) The Lender’s receipt of a certificate signed by a Responsible Officer of the Borrower certifying as to the matters set forth in clauses (b), (c), (d) and (e) of this Section 4.02.

Article V

REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants as of the Closing Date that:

5.01 Corporate Existence and Power. The Borrower (a) is a corporation duly incorporated, validly existing and in good standing (to the extent applicable in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation and (b) has (i) all corporate powers and (ii) all Authorizations, in each case, required to carry on its business as now conducted, except, in the case of this clause (b)(ii), where the failure to have such Authorizations would not reasonably be expected to have a Material Adverse Effect.

5.02 Corporate and Governmental Authorization; Receipt of Regulatory Approvals; No Contravention. The Borrower’s incurrence of Debt hereunder, the execution, delivery and performance by the Borrower of this Agreement, and the execution, delivery, and performance by the Borrower of the Notes (a) are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, (b) require no action, consent, exemption or other approval of, by, or in respect of, or filing or registration with, any Governmental Authority (except such as has been obtained), (c) do not contravene, or constitute a default under, (i) any provision of applicable law, statute, rule or regulation applicable to the Borrower, (ii) the certificate of incorporation and the bylaws of the Borrower, (iii) the Senior Notes or (iv) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, except in the case of clauses (c)(i) and (c)(iv) as would not reasonably be expected to have a Material Adverse Effect and (d) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than Liens permitted by Section 7.01.

5.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights, by equitable principles (regardless of whether enforcement is sought in equity or at law), and by any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Section 4.01(a)(v).

5.04 Financial Information. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 26, 2022, and the related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, set forth in the Borrower’s 2022 Form 10-K, as filed with the SEC, fairly present in all material respects, in conformity with GAAP, consistently applied, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

5.05 Litigation. There is no action, suit, claim, dispute, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries or any business, revenues, property or rights of any such person before any Governmental Authority in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Agreement.

5.06 Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the Pension Funding Rules with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding Rules, (ii) failed to make any required contribution or required payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.07 Environmental Matters. As of the date of this Agreement, the Borrower has reviewed the effect of currently applicable Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, including to identify any liabilities and costs pursuant to such Environmental Laws (including any capital or operating expenditures required to achieve or maintain compliance with any such Environmental Law or as a condition of any license, or permit required under Environmental Law for the operation of its business, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of Hazardous Substances, and any actual or reasonably anticipated liabilities to third parties under Environmental Law, including employees, and any related costs and expenses). On the basis of this review, the Borrower has concluded that such associated liabilities and costs (if any), including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.

5.08 Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have filed all income and other material tax returns which are required to be filed by them, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary (other than those taxes not yet delinquent and payable without premium or penalty, and except for those taxes being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for taxes have been made on the books of the Borrower and each Subsidiary in accordance with the relevant company’s accounting standards).

5.09 [Reserved].

5.10 Regulatory Restrictions ~~on Loans~~; Margin Regulations.

(a) Neither the Borrower nor any Subsidiary is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U, T or X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Neither the making of any Loan nor the use of any proceeds thereof (either by the Borrower or the Borrower and its Subsidiaries on a consolidated basis) will violate the provisions of Regulations U, T or X issued by the FRB.

5.11 Full Disclosure. No written statement, information, report, representation, or warranty made by the Borrower in any Loan Document, or furnished to the Lender by or on behalf of the Borrower in connection with any Loan Document, taken as a whole and together with disclosures made by the Borrower with the SEC that are available to the Lender, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events, are subject to significant uncertainties and contingencies, are not to be viewed as facts and that the actual results may differ significantly and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.12 Anti-Money Laundering/International Trade Law Compliance. The Borrower represents and warrants that (a) none of the Borrower or any of its Subsidiaries is a Sanctioned Person, (b) to the knowledge of the Borrower, no director, officer, or employee of the Borrower or any of its Subsidiaries, or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a person whose name appears on the list of Specially Designated Nationals and Sanctioned Persons published by OFAC or is otherwise is a Sanctioned Person or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or “specified unlawful activities” under 18 U.S.C. §1956, (c) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; or (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (d) the Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, and (e) each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects. The representations and warranties under this Section 5.12 will not be made by any Foreign Subsidiary if and to the extent that the expression of, or compliance with, these representations and warranties would result in a breach of, violate, conflict with or expose such entity or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 (or any associated implementing law or regulation in any member state of the European Union) or section 7 of the German Foreign Trade Regulation (Verordnung zur Durchführung des Außenwirtschaftsgesetzes Außenwirtschaftsverordnung – AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz), or any similar law of any other jurisdiction, as applicable.

5.13 Compliance with FCPA. The Borrower and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-l, et seq., and any applicable foreign counterpart thereto in all material respects. Neither the Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or such Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-l, et seq.

5.14 [Reserved].

5.15 [Reserved].

5.16 Solvency. On and as of the Closing Date, immediately after giving effect to this Agreement and the Loans being incurred on the Funding Date (and the use of proceeds thereof) by the Borrower in connection with the transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

5.17 Title to Property. The Borrower has valid title to, or valid leasehold interests in, or easements or other limited property interests in, all its real property and has valid title to its personal property and assets that are material to its business, in each case, except for Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operating of law.

5.18 Compliance with Laws. The Borrower and its Subsidiaries and their respective properties, revenues or assets are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, revenue or assets, and is not in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, except where the failure to do so or such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Article VI

AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as the Lender has any Commitment hereunder or any amount payable hereunder remains unpaid or unsatisfied (other than, for the avoidance of doubt, contingent obligations not due and payable):

6.01 Information. The Borrower will deliver to the Lender:

(a) within one hundred and five (105) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, which consolidated balance sheet, consolidated statements of comprehensive income, shareholders’ equity and cash flows shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower to the effect that such consolidated financial statements fairly present in all material respect, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and shall not be subject to the status of the Borrower as a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from, an upcoming maturity date under any Debt occurring within one (1) year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (it being understood that delivery by the Borrower of the annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.01(a) to the extent such annual reports include the information specified herein);

(b) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 24, 2023, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and for the portion of the Borrower’s fiscal year ended at the end of such fiscal quarter and setting forth in the case of such consolidated comprehensive income, shareholders’ equity and cash flows, in comparative form the corresponding figures for the corresponding fiscal quarter and the corresponding portion of the Borrower’s previous fiscal year, which consolidated balance sheet, consolidated statements of comprehensive income, shareholders’ equity and cash flows shall be certified by the chief financial officer, the chief accounting officer, treasurer or controller (or other comparable officer) of the Borrower as to fairly presenting, in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) (it being understood that delivery by the Borrower of the annual reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.01(b) to the extent such quarterly reports include the information specified herein);

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Borrower substantially in the form of the Compliance Certificate attached hereto;

(d) promptly after any Responsible Officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take (if any) with respect thereto;

(e) [reserved];

(f) promptly after the same become publicly available, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent), and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC; and

(g) to the extent it would reasonably be expected to result in a Material Adverse Effect, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041 (c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any required payment or required contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan, in each case which has resulted or would reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a notice setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; or (viii) determines that any Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a notice setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

Documents required to be delivered pursuant to clauses (a), (b), or (f) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC.

6.02 Payment of Taxes. Except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, pay and discharge, before delinquency or default, all obligations in respect of Tax liabilities, assessments and governmental charges, except where the amount or validity thereof is being contested in good faith by appropriate proceedings, and the Borrower or a Subsidiary thereof has set aside on its books, in accordance with GAAP, adequate reserves for the accrual of any of the same.

6.03 Maintenance of Property; Insurance.

(a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to (i) at all times maintain, protect and preserve, all material property useful and necessary to the normal conduct of its business and keep such property in good repair, working order and condition, ordinary wear and tear excepted and (ii) make or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (except as otherwise permitted by this Agreement).

(b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and reputable insurance companies insurance (subject to customary deductibles and retentions) with respect to their respective properties and business in at least such amounts and against at least such risks as are customarily maintained or insured against, as the case may be, by similarly situated companies engaged in the same or a similar business operating in the same or similar locations and consistent with past practices or industry practice, and will furnish to the Lender, upon the Lender’s reasonable request, information presented in reasonable detail as to the insurance so carried.

6.04 Conduct of Business and Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect (except, in the case of a Subsidiary of the Borrower that is not a Guarantor, where the failure to do so would reasonably be expected to have a Material Adverse Effect) its legal existence and (b) lawfully obtain, preserve, renew, extend and keep in full force and effect all Authorizations necessary to the normal conduct of its business (except where the failure to do so would not reasonably be excepted to have a Material Adverse Effect); provided that nothing in this Section 6.04 shall prohibit any transaction permitted (or not prohibited) hereunder, including pursuant to Section 7.05.

6.05 Compliance with Laws. Except as where the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) applicable to it or its property; provided that this Section 6.05 shall not apply to Environmental Laws, which are the subject of Section 6.11, to laws related to Taxes, which are the subject of Section 6.02 or to Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions, which are the subject of Section 6.09.

6.06 Inspection of Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record in accordance with GAAP and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

6.07 Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital, capital expenditures, and other lawful general corporate purposes.

6.08 Covenant to Guarantee Obligations. In the event that (x) any Person becomes a Subsidiary (other than an Excluded Subsidiary) of the Borrower or any other Obligor or (y) any Subsidiary of the Borrower or any other Obligor that previously was an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall, and shall cause each other such Person to (a) within thirty (30) days after such event (or such longer period of time reasonably acceptable to the Lender), cause such Person referred to in clause (x) or (y), as applicable, to become a Guarantor under the Guarantee Agreement by executing and delivering to the Lender a counterpart agreement or supplement to an existing Guarantee Agreement in accordance with its terms and (b) deliver to the Lender documents similar to those set forth in Sections 4.01(a)(iii) and 4.01(a)(v) with respect to such Person as may be reasonably requested by the Lender.

6.09 Anti-Money Laundering/International Trade Law Compliance. The Borrower covenants and agrees that (a) none of the Borrower nor any of its Subsidiaries will become a Sanctioned Person, (b) none of the Borrower nor any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower, through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, or (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) it shall maintain in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, (d) the Borrower will comply, and will cause its Subsidiaries, and to the knowledge of the Borrower, its and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents to comply, with Anti-Terrorism Laws and applicable Sanctions in all material respects, (e) the funds used to repay the Obligations will not be derived from any unlawful activity of the Borrower or its Subsidiaries, and (f) the Borrower shall promptly notify the Lender in writing upon the occurrence of a Reportable Compliance Event. The covenants under this Section 6.09 will not apply to any Foreign Subsidiary if and to the extent that the compliance with these covenants result in a breach of, violate, conflict with or expose such entity or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 (or any associated implementing law or regulation in any member state of the European Union) or section 7 of the German Foreign Trade Regulation (Verordnung zur Durchführung des Außenwirtschaftsgesetzes Außenwirtschaftsverordnung – AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz), or any similar law of any other jurisdiction, as applicable.

6.10 Notices of Defaults. The Borrower shall furnish to the Lender written notice of any condition or event that constitutes any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof.

Article VII

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than, for the avoidance of doubt, contingent obligations not due and payable):

7.01 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it, except the following (collectively, “Permitted Liens”):

(a) (i) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary, (ii) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary, or (iii) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary; provided in each case of the foregoing clauses (i) through (iii), that such Lien is not created in contemplation of such event;

(b) Liens securing Debt permitted by Section 7.08(b); provided that such Lien (i) secures Debt permitted under Section 7.08(b) and (ii) does not apply to any property or assets of the Borrower or any Subsidiary other than (A) the property or assets acquired, leased, subleased, constructed, replaced, repaired, maintained, installed or improved with such Debt or sold in the applicable sale and lease-back transaction, (B) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (C) proceeds and products thereof; provided, further, that individual financings of equipment provided by one lender (and its Affiliates) may be cross-collateralized to other financings of equipment provided by such lender (and its Affiliates);

(c) any Lien on property or assets of the Borrower or its Subsidiaries existing on the Closing Date and set forth on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Refinanced Debt in respect of such obligations permitted by Section 7.08) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (ii) proceeds and products thereof;

(d) any Liens disclosed on a title insurance policy obtained subsequent to the Closing Date and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; provided, further, that the Debt and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(e) any Lien securing Debt permitted under Section 7.08(x);

(f) Liens on cash and cash equivalents securing obligations arising under Swap Contracts which Swap Contracts were entered into for non-speculative purposes;

(g) Liens in favor of the Borrower or any Subsidiary;

(h) ~~[Reserved]~~Liens on the Siler City Assets in favor of the United States Department of Commerce, the CHIPS Program Office or any other Governmental Authority of the United States, securing obligations of the Borrower and/or its Subsidiaries in connection with any CHIPS Act Funding;

(i) Permitted Encumbrances;

(j) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption (including a special mandatory redemption in connection with an acquisition) or defeasance provisions to the extent the relevant Debt is permitted to be incurred (or will be permitted to be incurred upon the release from escrow thereof) and discharged, redeemed or defeased, as applicable, hereunder;

(k) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts (other than for Debt), leases (other than Capitalized Lease Obligations), subleases, licenses, sublicenses, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; provided that no Liens under this clause (k) shall secure Debt for borrowed money;

(l) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(m) Liens and/or pledges of cash collateral (i) in connection with cash pooling arrangements of the Obligors and their Subsidiaries incurred in the ordinary course of business which arrangements are entered into in the ordinary course of treasury business, to the extent that such Liens are granted in favor of the financial institutions or their Affiliates operating those arrangements over any of the bank accounts which are the subject thereof, (ii) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Debt, (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary, or (iv) relating to cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services;

(n) (i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 7.08, (ii) Liens on cash or cash equivalents securing letters of credit permitted by Section 7.08(j) or (k); provided that such cash and cash equivalents do not exceed 105% of the stated face amount of such letters of credit secured thereby, or (iii) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 7.08(h) or (k) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(o) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(p) Liens pursuant to Section 1136 (alone or in conjunction with 1192(1)) of the German Civil Code (Bürgerliches Gesetzbuch);

(q) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz—UmwG);

(r) Liens securing Debt incurred under Section 7.08(s) ~~and~~or Section 7.08(u);

(s) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate outstanding principal amount that, immediately after giving effect to the incurrence of the obligations secured by such Liens, would not exceed $25,000,000; and

(t) Liens with respect to property or assets of any Subsidiary that is not a Guarantor securing obligations of a Subsidiary that is not the Borrower or a Guarantor, in each case to the extent permitted under Section 7.08.

The expansion of obligations secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Debt, amortization of original issue discount and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

For purposes of determining compliance with this Section 7.01, (i) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Section 7.01 but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Section 7.01, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this Section 7.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Debt secured by such Lien (or any portion thereof) in any of the above clauses (or any portion thereof) and such Lien securing such item of Debt (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Debt that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time.

7.02 [Reserved].

7.03 [Reserved].

7.04 [Reserved].

7.05 Limitations on Mergers and Consolidations. The Borrower shall not (a) consolidate or merge with or into any other Person or permit any other person to merge into or consolidate with it or (b) sell, lease, sublease or otherwise transfer (in one transaction or in a series of related transactions), directly or indirectly, all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that: (i) the Borrower may merge with any another Person if the Borrower is the Person surviving such merger, or the Person surviving the merger expressly assumes all of the obligations of the Borrower hereunder and under the other Loan Documents pursuant to an agreement reasonably acceptable to the Lender and (ii) the Borrower may sell, lease, sublease or otherwise transfer (in one transaction or in a series of related transactions), directly or indirectly, all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries if the Person acquiring, leasing, subleasing or otherwise receiving such assets expressly assumes all of the obligations of the Borrower hereunder and under the other Loan Documents pursuant to an agreement reasonably acceptable to the Lender.

7.06 Change in Nature of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly, knowingly or indirectly, engage in any material line of business or business activity substantially different from those lines of business or business activities conducted or contemplated by the Borrower and its Subsidiaries (taken as a whole) on the date hereof or any business substantially related or incidental thereto; provided that the Borrower or any of its Subsidiaries may engage in any Similar Business.

7.07 Use of Proceeds. The Borrower shall not use the proceeds of the Loans, whether directly or indirectly, for a purpose that entails a violation of Regulations U, T or X of the FRB and in no case shall any proceeds of the Loans be used to purchase or carry any Margin Stock. The proceeds of the Loans shall not be used, directly or knowingly indirectly, by the Borrower or any of its Subsidiaries (after due and careful inquiry) (a) to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Country or Sanctioned Person except to the extent permitted for a Person required to comply with Sanctions or (b) in any manner that would result in a violation of any Anti-Terrorism Law or Sanctions applicable to any party hereto.

7.08 Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to incur, create, assume or permit to exist any Debt, except:

(a) (i) any Debt existing at the time such Person becomes a Subsidiary of the Borrower not incurred in contemplation of such event or (ii) any Debt of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower; provided in each case of the foregoing clauses (i) and (ii), that such Debt is not incurred in contemplation of such event;

(b) any Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, leasing, subleasing, improving, constructing, repairing, maintaining, or installing any asset (including Capitalized Lease Obligations) in an aggregate principal amount, together with the aggregate principal amount of any other Debt outstanding pursuant to this Section 7.08(b), not to exceed $50,000,000 at any time outstanding; provided that such Debt is incurred concurrently with or within one hundred eighty (180) days (or such later period as may be agreed by the Lender) after completion of the acquisition, lease, sublease, improvement, construction, repair, maintenance, or installation thereof;

(c) any Debt of the Borrower or any Subsidiary pursuant to a Swap Contract entered into for non-speculative purposes;

(d) (i) any Debt created hereunder or (ii) Debt existing or committed on the Closing Date and set forth on Schedule 7.08;

(e) any Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business;

(f) any Debt owed to the Borrower or a Subsidiary of the Borrower;

(g) any Debt incurred to (i) finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums or (ii) or take or pay obligations contained in supply arrangements, in the ordinary course of business;

(h) any Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(i) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services, in each case incurred in the ordinary course of business;

(j) any Debt in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business;

(k) any Debt in respect of cash collateralized letters of credit;

(l) any Debt arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any investments or dispositions of any business, assets or a Subsidiary;

(m) any Debt incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Contract;

(n) any Debt representing deferred compensation to employees, consultants or independent contractors of the Borrower or any Subsidiary incurred in the ordinary course of business;

(o) obligations in respect of any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services;

(p) any Debt consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any investment;

(q) any Debt issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(r) other Debt in an aggregate outstanding amount not in excess of $25,000,000 at any one time outstanding;

(s) any secured Debt of the Borrower or any Subsidiary in an aggregate principal amount that, immediately after giving effect to the incurrence of such Debt and the use of proceeds thereof, together with the aggregate principal amount of any other Debt outstanding pursuant to this Section 7.08(s), would not exceed the sum of (i) $2,000,000,000 (plus any interest paid in-kind in an aggregate amount not to exceed $70,000,000 in respect of Debt incurred pursuant to (or classified or reclassified under) this clause (s)) (including the outstanding principal amount of any Debt outstanding under the Senior Notes that has not been classified or reclassified under any other clause of this Section 7.08) plus (ii) [reserved] plus (iii) any remaining available amount of Debt that may be incurred pursuant to Section 7.08(t)(i); provided that Debt incurred pursuant to this clause (iii) may only be used to incur (x) Debt owing to (A) the United States Department of Energy Loan Programs Office, (B) any other Governmental Authority of the United States, or (C) any financial institution acting as an administrator, facilitator, agent, trustee, servicer, conduit, instrumentality or similar capacity with respect to any entity referred to in clauses (A) or (B), for purposes of financing construction of a semiconductor device fabrication facility, a semiconductor materials manufacturing facility and/or a campus of the Borrower or any Subsidiary and any security provided in connection with such financing will be limited to the project facilities and other related properties, assets, shares of and all assets of the entity established for holding such project facilities and other related properties and assets, and an unsecured parent guaranty of Borrower (provided that if any such parent guaranty issued by Borrower is secured, the Lender and the Borrower will promptly discuss in good faith for Lender providing consent to such secured guaranty), and/or (y) with the written consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed), (A) Debt secured solely by any of the Saarland Assets and/or the Siler City Assets and/or the equity interests in any Person that directly owns such pledged assets (and in each case, any immaterial incidental assets related to the foregoing) and/or (B) Capital Lease Obligations arising out of a sale and leaseback transaction of any of the Saarland Assets and/or the Siler City Assets and the pledge of equity interests in any Person that owns the assets subject to such Capital Lease Obligations;

(t) any unsecured Debt of the Borrower or any Subsidiary in an aggregate principal amount that, immediately after giving effect to the incurrence of such Debt and the use of proceeds thereof, together with the aggregate principal amount of any other Debt outstanding pursuant to this Section 7.08(t), would not exceed the sum of (i) $1,000,000,000, plus (ii) any remaining available amount of Debt that may be incurred pursuant to Section 7.08(s) plus (iii) an unlimited amount provided that after giving effect thereto (and any related transaction) on a pro forma basis the Consolidated Total Leverage Ratio as of the last day of the most recently ended Test Period is no greater than 4.00 to 1.00;

(u) any secured Debt of the Borrower or any Subsidiary of any Grant Financing in an aggregate principal amount not to exceed €1,000,000,000 at any time outstanding;

(v) any Guarantees of other Debt or other obligations permitted by this Agreement;

(w) Guarantees of Debt under customer financing lines of credit entered into in the ordinary course of business; ~~and~~

(x) any Debt arising out of the refinancing, extension, renewal or refunding of any Debt permitted under clause (a), (b), (d), (r), (s), (t) or (u) of this Section 7.08 (“Refinanced Debt”); provided that, (i) the principal amount of such Refinanced Debt does not exceed the outstanding or committed principal amount of the Debt being refinanced (plus costs and accrued and unpaid interest, fees, premiums and expenses related thereto, at renewal and replacement), and (ii) except in the case of clauses (b) and (r), (x) the final maturity date of such Refinanced Debt is after the final maturity date of the Debt being refinanced and (y) the Weighted Average Life to Maturity of such Refinanced Debt (excluding customary amortization) is greater than or equal to the lesser of (1) the Weighted Average Life to Maturity of the Debt being refinanced and (2) the Weighted Average Life to Maturity of the Loans then outstanding; and

(y) any CHIPS Act Funding in an aggregate principal amount not to exceed $750,000,000 at any time outstanding.

For purposes of determining compliance with this Section 7.08, if the use of proceeds from any incurrence or issuance of Debt is to fund the repayment of any Debt, then such repayment shall be deemed to have occurred substantially simultaneously with such incurrence or issuance so long as (1) such repayment occurs within one (1) Business Day of such incurrence or issuance and (2) the proceeds thereof are deposited with a trustee, agent or other representative for such Debt being repaid pending such repayment.

For purposes of determining compliance with this Section 7.08, the amount of any Debt denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Debt incurred (in respect of term Debt) or committed (in respect of revolving Debt) on or prior to the Closing Date, on the Closing Date and, in the case of such Debt incurred or assumed (in respect of term Debt) or committed (in respect of revolving Debt) after the Closing Date, on the date that such Debt was incurred or assumed (in respect of term Debt) or committed (in respect of revolving Debt); provided that if such Debt is incurred, assumed or committed to refinance other Debt denominated in a currency other than Dollars (or in a different currency from the Debt being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the outstanding or committed principal amount of such Debt being refinanced (plus costs and accrued and unpaid interest, fees, premiums and expenses related thereto, at renewal and replacement).

Further, for purposes of determining compliance with this Section 7.08, (A) Debt need not be permitted solely by reference to one category of permitted Debt (or any portion thereof) described in Section 7.08 but may be permitted in part under any combination thereof, (B) in the event that an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Debt (or any portion thereof) described in Section 7.08, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Debt (or any portion thereof) in any manner that complies with this

Section 7.08 and at the time of incurrence, assumption, classification or reclassification will be entitled to only include the amount and type of such item of Debt (or any portion thereof) in any of the above clauses (or any portion thereof) and such item of Debt (or any portion thereof) shall be treated as having been incurred, assumed or existing pursuant to only such clause or clauses (or any portion thereof).

7.09 Transactions with Affiliates.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) upon terms that are no less favorable to the Borrower or such Subsidiary, as applicable, in any material respect than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and (ii) if in connection with any transaction or series of transactions with a fair market value greater than $2,500,000, approved by a majority of the disinterested members of the board of directors or governing body of the Borrower or such Subsidiary, as applicable.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of the Borrower;

(ii) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary;

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business;

(v) transactions, agreements and arrangements in existence on the Closing Date or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lender in any material respect;

(vi) (A) any employment, independent contractor or consulting agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) any dividends, distributions, repurchases of equity interests or other restricted payments or loans, advances, acquisitions or other investments;

(viii) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(ix) any transaction in respect of which the Borrower receives a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(x) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(xi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xii) transactions permitted by, and complying with, the provisions of Section 7.05; and

(xiii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries which do not circumvent any covenant set forth herein.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan~~,~~ or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.04 (with respect to the Borrower’s existence) or Article VII; or

(c) Other Defaults. Any Obligor fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied or unwaived for thirty (30) consecutive days after the earlier of (i) written notice thereof has been given to the Obligors by the Lender or (ii) a Responsible Officer of an Obligor has obtained knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligor, in this Agreement or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent qualified by materiality, in which case they shall be true and correct in all respects) when made or deemed made; or

(e) Cross-Default; Cross-Acceleration. Any Obligor or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Financial Obligations (after giving effect to any period of grace), or (B) fails to observe or perform any other agreement or condition relating to any Material Financial Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause (x) the maturity of such Material Financial Obligations to be accelerated or to cause such Material Financial Obligations to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Financial Obligations to be made, prior to its stated maturity or (y) any commitment of any creditor or lender thereunder to be cancelled or suspended; or

(f) Insolvency Proceedings, Etc. Any Obligor or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, administrator, administrative receiver, compulsory manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator; or any receiver, administrator, administrative receiver, compulsory manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Any Obligor or any Material Subsidiary (i) admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Obligor or any Material Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. The Borrower shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA and which would reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Obligor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitments to be terminated, whereupon such Commitments to make Additional Loans shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender (including amounts payable under Article III);

Second, to payment of that portion of the Obligations constituting unpaid principal of the Loans (including any Applicable Repayment Price, if any, due and payable to the Lender) until paid in full; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX

[RESERVED]

Article X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Obligor therefrom, shall be effective unless in writing signed by the Lender and the Obligors party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Borrower and the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) [Reserved].

(d) Change of Address. Etc. Each of the Borrower and the Lender may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each party agrees to notify the other party from time to time to ensure that such other party has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such first party.

10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Register. Without limiting the provisions of Section 10.07, the Borrower shall maintain at its office in the United States a register for the recordation of the names and addresses of each Lender and the principal amounts (and stated interest) of the Loans owing to such Lender pursuant to the terms hereof (including by reason of an assignment, if any, in accordance with Section 10.07) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lender at any reasonable time and from time to time upon reasonable prior notice.

10.05 Indemnification; Damage Waiver

(a) Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel (which shall be limited to those of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate material jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee))) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any commitment hereunder, Loan, or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary of the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) a material breach of this Agreement by such Indemnitee or (ii) bad faith, gross negligence or willful misconduct of such Indemnitee or (y) have resulted from any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower). The agreements in this Section shall survive the termination of the Commitments hereunder and the repayment, satisfaction or discharge of all the other Obligations. This Section shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, etc. arising from any non-Tax claim. For the avoidance of doubt, this Section shall not apply with respect to any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements arising out of the Wafer Supply Agreement.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

10.06 [Reserved]

10.07 Successors and Assigns.

(a) Neither the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document, except with the prior written consent of the Lender. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document, except with the prior written consent of the Borrower. Any such assignment permitted by the terms of this clause (a) shall be effected pursuant to documentation, including, if required, by amendment of this Agreement and/or the other Loan Documents, reasonably acceptable to the Borrower and the Lender, and, in the case of any such permitted assignment constituting the transfer of a Loan to another Lender, pursuant to reflection in the Register under Section 10.04.

(b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.

10.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any credit insurance provider relating to the Borrower and its obligations. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

10.09 [Reserved].

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time the Loan is provided, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 [Reserved].

10.16 [Reserved].

10.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OBLIGOR AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OBLIGOR AND THE LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Lender on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed nor will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty.

10.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20 [Reserved].

10.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

~~[Signature Pages Follow]~~